 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2014

Aja Cannafacturing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-177518	45-2758994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31500 Grape Street, Suite 3345 Lake Elsinore, CA	92532
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 733-1412

_________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 20, 2014, our board of directors appointed Jesse Lopez to serve as a member of the board. Mr. Lopez is currently a Vice President of NORML (National Organization of Reform of Marijuana Laws), and has been an activist for the cannabis movement for the past seventeen years. He has also been recently elected Vice President of AZ4NORML, which is a non-profit organization that is dedicated to reforming the current marijuana laws for the state of Arizona. Mr. Lopez was also one of the driving force behind Arizona's Prop-203, the ballot measure to legalize the use of medical marijuana in Arizona. He most recently wrote AZ-SB-2211, which allows for the growth of industrial hemp in the state as one of the largest agricultural crops. Mr. Lopez has also been a board member of Safer Arizona since January of 2014. From May 2012 to August 2014, Mr. Lopez was the owner of Dove Mountain Inflatables Inc. From December of 2010 to April of 2012, he was the General Manager and Executive Chef of the Port of Long Beach Restaurant. From June to December of 2010, he was the Kitchen Manager of the Shoreline Yacht Club of Long Beach. From January of 2008 to May of 2010, Mr. Lopez was Assistant General Manager of the Dove Mountain Ritz Carlton Property. In addition, he also held the title of corporate trainer for that company and opened three Ritz Carlton locations. From November of 2006 to January of 2010, Mr. Lopez was with Darden Restaurant Group, where was a Corporate Trainer and a Training Director, which included him personally overseeing the opening of numerous different locations.

Our newly-appointed director has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have any formal compensation agreement with Mr. Lopez. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aja Cannafacturing, Inc.

/s/ Kendall Smith

Kendall Smith

Chief Executive Officer

Date: November 25, 2014

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